UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2011

GTx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50549	62-1715807
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Toyota Plaza 7th Floor Memphis, Tennessee	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 523-9700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

In connection with the Board of Directors’ (the “Board”) decision to reduce the size of the Board of GTx, Inc. (the “Company”), on August 3, 2011, each of Marc S. Hanover and John H. Pontius tendered his resignation from the Board, with such resignations effective as of August 3, 2011 (such resignations, the “Director Resignations”). Each of Mr. Hanover and Mr. Pontius served as a member of the class of directors whose term of office expires at the Company’s 2012 Annual Meeting of Stockholders (the “Class II directors”). The resignation of Mr. Hanover from the Board had no effect on any aspect of his employment relationship or compensatory arrangements with the Company, and he continues to serve as the Company’s President and Chief Operating Officer.

Reconstitution of Director Classes

Also on August 3, 2011, solely in order to provide for a nearly equal apportionment of the members of the Board among the three classes of the Company’s classified Board, as required by the Company’s charter documents, Mitchell S. Steiner tendered his resignation from the Board as a director of the class whose term of office expires at the Company’s 2013 Annual Meeting of Stockholders (a “Class III director”), with such resignation effective immediately following the Director Resignations, and, with the recommendation of the Nominating and Corporate Governance Committee of the Board, was reappointed to the Board as a Class II director immediately thereafter. After giving effect to the Director Resignations and Dr. Steiner’s resignation and reappointment to the Board, there are now three Class I directors (whose term of office expires at the Company’s 2014 Annual Meeting of Stockholders), two Class II directors (whose term of office expires at the Company’s 2012 Annual Meeting of the Stockholders) and two Class III directors (whose term of office expires at the Company’s 2013 Annual Meeting of the Stockholders). The reallocation of Dr. Steiner from one class of directors to another class of directors had no effect on any aspect of his employment relationship or compensatory arrangements with the Company, and he continues to serve as the Company’s Chief Executive Officer and Vice-Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 GTx, Inc.

Dated: August 4, 2011

By: /s/ Henry P. Doggrell
Henry P. Doggrell,
Vice President, General Counsel and Secretary